Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-291024

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated December 2, 2025)

XCF Global, Inc.

Up to 187,180,141 Shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated December 2, 2025, (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-291024). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on January 14, 2026 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

Our common stock is listed on The Nasdaq Stock Market under the symbol “SAFX.” On January 13, 2026, the last reported sale price of our common stock was $0.1669 per share. You are urged to obtain current market data and should not use the market price as of January 13, 2026, as a prediction of the future market price of our common stock.

We are an “emerging growth company” and a “smaller reporting company,” as those terms are defined under the federal securities laws, and as such, have elected to comply with certain reduced public company reporting requirements for the registration statement of which this prospectus forms a part and future filings. See “Prospectus Summary – Implications of Being an Emerging Growth Company and Smaller Reporting Company” in the Prospectus.

Investing in our securities involves significant risk. You should carefully read and consider the information referred to under “Risk Factors” beginning on page 11 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus for a discussion of certain risks that you should consider in connection with an investment in our securities.

We may amend or supplement this prospectus from time to time by filing amendments or supplements with the SEC. We urge you to read the entire prospectus, any such amendments or supplements, any free writing prospectuses we may file with the SEC, and any documents incorporated by reference into this prospectus or any prospectus supplement carefully before you make your investment decision.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 14, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2026 (January 9, 2026)

XCF GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42687	33-4582264
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 City West Blvd Suite 150-138 Houston, TX	77042
(Address of principal executive offices)	(Zip Code)

(346) 630-4724

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	SAFX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2026, XCF Global, Inc. (the “Company”) entered into a Transition Agreement with Simon Oxley, the Company’s Chief Financial Officer (“CFO”), effective immediately (the “Transition Agreement”). In consideration for certain covenants by Mr. Oxley, the Company granted 5,246,260 restricted stock units (“RSUs”) to Mr. Oxley pursuant to the terms of the Transition Agreement. The Company agreed to use its commercially reasonable best efforts to file a registration statement covering the shares of Class A common stock, par value $0.0001 per share (“Common Stock”) underlying the RSUs within ninety days following the date the shares underlying the RSUs are issued. Mr. Oxley’s departure was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Mr. Oxley will remain with the Company in a consulting role to assist with the transition of CFO duties.

In connection with the Transition Agreement, on January 9, 2026, the Company entered into a Consulting Agreement with Mr. Oxley (the “Consulting Agreement”). Pursuant to the terms of the Consulting Agreement, Mr. Oxley agreed to provide certain services to the Company, including, but not limited to, supporting ongoing requirements pertaining to a certain acquisition project (the “Project”). In exchange for Mr. Oxley’s services, the Company agreed to pay a monthly fee equal to either 26,500 shares of Common Stock or $20,000, at the Company’s option. Additionally, the Company agreed to grant 2,753,740 shares of Common Stock if the Project closes and Mr. Oxley continued to work in a leadership role on such Project through the date of the Sale and Purchase Agreement (the “Signing Date”) governing the Project or if the Consulting Agreement is terminated by the Company other than for cause prior to the Signing Date and the Project closes within twelve months from the date of such termination. The Consulting Agreement shall continue on a month-to-month basis until the signing of the Sale and Purchase Agreement for the Project.

On January 12, 2026, pursuant to an agreement with ZRG Interim Solutions (“ZRG”), dated December 29, 2025 (the “Services Agreement”), the Company appointed William Dale as its CFO, effective immediately. Under the terms of the Services Agreement, the Company shall pay ZRG an amount equal to $12,500 per week.

Mr. Dale, age 56, brings more than 25 years of experience in finance, capital structure management, and operations across the energy and infrastructure sectors. He most recently served as Chief Financial Officer and Strategic Leader of Newbridge Resources Group LLC from August 2023 to November 2025, where he led the build-out of the corporate finance organization, supported operational reorganization initiatives, and oversaw financial planning, treasury, audits, and SEC reporting. From June 2022 to July 2023, Mr. Dale served as Interim Chief Financial Officer of Tally Energy Services LLC, where he led the consolidation of multiple legal entities, oversaw enterprise system implementations, managed external audits, and directed financial reporting, FP&A, and bank covenant compliance. From August 2020 to June 2022, he served as Chief Financial Officer and Operations Co-Lead of Aqua Terra Water Management LP, where he led a comprehensive restructuring of operations and back-office functions, renegotiated bank facilities, secured new equity capital, and implemented working capital and cash forecasting frameworks. Earlier in his career, from January 2015 to August 2020, Mr. Dale served as Chief Financial Officer of Kerogen Exploration LLC, a privately held exploration and production company backed by Riverstone Holdings LLC, where he was responsible for financial management, capital controls, and transaction execution across U.S. and international assets. Mr. Dale is a licensed Texas Certified Public Accountant and holds a Master of Business Administration and a Master of Petroleum Engineering from the University of Houston, as well as bachelor’s degrees in Accounting and Finance.

Except as set forth above, there are no arrangements or understandings between Mr. Dale and any other persons pursuant to which he was selected as an officer. Mr. Dale does not have any family relationships with any director or executive officer of the Company, and there are no transactions in which he has an interest requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing the CFO transition is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference

Item 8.01 Other Events.

On January 14, 2026, the Company issued a press release announcing that it is evaluating financing options to support the next phase of its long-term growth strategy which is the construction of its New Rise Reno 2 facility.

A copy of the press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference, and the foregoing description of the press release is qualified in its entirety by reference to such exhibit.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release dated January 14, 2026
99.2	Press Release dated January 12, 2026
104	Cover page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2026
XCF GLOBAL, INC.

	By:	/s/ Christopher Cooper
	Name:	Christopher Cooper
	Title:	Chief Executive Officer

Exhibit 99.1

XCF Global Announces Appointment of Experienced Energy Industry Leader William Dale as CFO to Support Ongoing Strategic and Execution Priorities

●	William Dale appointed Chief Financial Officer effective January 12, 2026

●	Simon Oxley to continue as a consultant to XCF Global to support continuity and ongoing strategic initiatives

●	Dale brings more than 25-years of energy industry experience and operational finance leadership to XCF

Houston, Texas – January 14, 2026 – XCF Global, Inc. (“XCF”) (Nasdaq: SAFX), a key player in decarbonizing the aviation industry through Sustainable Aviation Fuel (“SAF”), today announced the appointment of William Dale as Chief Financial Officer and the transition of Simon Oxley to consultant as part of the Company’s continued focus on execution of its strategic objectives. Mr. Dale brings more than 25 years of experience across capital management, finance, and operations in the energy and infrastructure sectors.

Chris Cooper, Chief Executive Officer commented: “We are delighted to welcome William to XCF. He brings a strong background in operational finance, capital formation, public company reporting and accounting, and financial leadership execution across the energy sector, which will support us well at this important stage of the Company’s growth and development.”

Wray Thorn, Interim Board Chair of XCF Global commented: “We’re very pleased to have such an experienced industry leader in William joining XCF and the board looks forward to working closely with both William and Chris going forward. I’d also like to thank Simon for his leadership during a period of intense transition and transformation for the company and am pleased to continue working with him on a consultancy basis. The Board believes this transition strengthens XCF’s financial leadership as William’s experience, combined with Simon’s continued involvement, provides both continuity and momentum as the Company advances its ongoing strategic objectives.”

About William Dale

William Dale brings more than 25 years of experience in operational finance, capital formation, public company accounting and reporting, and financial management leadership across the energy and infrastructure sectors. Most recently, Mr. Dale served as Chief Financial Officer of Newbridge Resources Group LLC, where he built out the corporate finance organization, supported operational initiatives, and oversaw financial planning, treasury, audits, and SEC reporting. Previously, he served as Interim Chief Financial Officer of Tally Energy Services LLC, leading the consolidation of multiple legal entities, enterprise system implementations, external audits, financial reporting, FP&A, and financing relationships. Prior to Tally Energy, Mr. Dale served as Chief Financial Officer and Operations Co-Lead at Aqua Terra Water Management LP, where he led a comprehensive review of operations and back-office functions, organized new capital formation and implemented working capital and cash forecasting frameworks. Mr. Dale is a licensed Texas Certified Public Accountant and holds a Master of Business Administration and a Master of Petroleum Engineering from the University of Houston, along with bachelor’s degrees in Accounting and Finance.

About XCF Global, Inc.

XCF Global, Inc. (“XCF”) is an emerging sustainable aviation fuel company dedicated to accelerating the aviation industry’s transition to net-zero emissions. Our flagship facility, New Rise Reno, has a permitted nameplate production capacity of 38 million gallons per year, positioning XCF as an early mover among large-scale SAF producers in North America. XCF is working to advance a pipeline of potential expansion opportunities in Nevada, North Carolina, and Florida, and to build partnerships across the energy and transportation sectors to scale SAF globally. XCF is listed on the Nasdaq Capital Market and trades under the ticker, SAFX.

To learn more, visit www.xcf.global.

Contacts

XCF Global:

C/O Camarco
XCFGlobal@camarco.co.uk

Media:

Camarco

Andrew Archer | Rosie Driscoll | Violet Wilson

XCFGlobal@camarco.co.uk

Forward-Looking Statements

This Press Release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. These forward-looking statements, including, without limitation, statements regarding XCF Global’s expectations with respect to future performance and anticipated financial impacts of the recently completed business combination with Focus Impact BH3 Acquisition Company (the “Business Combination”), estimates and forecasts of other financial and performance metrics, and projections of market opportunity and market share, are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by XCF Global and its management, are inherently uncertain and subject to material change. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) changes in domestic and foreign business, market, financial, political, and legal conditions; (2) unexpected increases in XCF Global’s expenses, including manufacturing and operating expenses and interest expenses, as a result of potential inflationary pressures, changes in interest rates and other factors; (3) the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any agreements with regard to XCF Global’s offtake arrangements; (4) the outcome of any legal proceedings that may be instituted against the parties to the Business Combination or others; (5) XCF Global’s ability to regain compliance with Nasdaq’s continued listing standards and thereafter continue to meet Nasdaq’s continued listing standards; (6) XCF Global’s ability to integrate the operations of New Rise and implement its business plan on its anticipated timeline; (7) XCF Global’s ability to raise financing to fund its operations and business plan and the terms of any such financing; (8) the New Rise Reno production facility’s ability to produce the anticipated quantities of SAF without interruption or material changes to the SAF production process; (9) the New Rise Reno production facility’s ability to produce renewable diesel in commercial quantities without interruption during the ongoing SAF ramp-up process; (10) XCF Global’s ability to resolve current disputes between its New Rise subsidiary and its landlord with respect to the ground lease for the New Rise Reno facility; (11) XCF Global’s ability to resolve current disputes between its New Rise subsidiary and its primary lender with respect to loans outstanding that were used in the development of the New Rise Reno facility; (12) payment of fees, expenses and other costs related to the completion of the Business Combination and the New Rise acquisitions; (13) the risk of disruption to the current plans and operations of XCF Global as a result of the consummation of the Business Combination; (14) XCF Global’s ability to recognize the anticipated benefits of the Business Combination and the New Rise acquisitions, which may be affected by, among other things, competition, the ability of XCF Global to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (15) changes in applicable laws or regulations; (16) risks related to extensive regulation, compliance obligations and rigorous enforcement by federal, state, and non-U.S. governmental authorities; (17) the possibility that XCF Global may be adversely affected by other economic, business, and/or competitive factors; (18) the availability of tax credits and other federal, state or local government support; (19) risks relating to XCF Global’s and New Rise’s key intellectual property rights, including the possible infringement of their intellectual property rights by third parties; (20) the risk that XCF Global’s reporting and compliance obligations as a publicly-traded company divert management resources from business operations; (21) LOIs and MOUs may not advance to definitive agreements or commercial deployment; (22) the effects of increased costs associated with operating as a public company; and (23) various factors beyond management’s control, including general economic conditions and other risks, uncertainties and factors set forth in XCF Global’s filings with the Securities and Exchange Commission (“SEC”), including the final proxy statement/prospectus relating to the Business Combination filed with the SEC on February 6, 2025, this Press Release and other filings XCF Global made or will make with the SEC in the future. If any of the risks actually occur, either alone or in combination with other events or circumstances, or XCF Global’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that XCF Global does not presently know or that it currently believes are not material that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect XCF Global’s expectations, plans or forecasts of future events and views as of the date of this Press Release. These forward-looking statements should not be relied upon as representing XCF Global’s assessments as of any date subsequent to the date of this Press Release. Accordingly, undue reliance should not be placed upon the forward-looking statements. While XCF Global may elect to update these forward-looking statements at some point in the future, XCF Global specifically disclaims any obligation to do so.

Exhibit 99.2

XCF Global Evaluating Financing Alternatives to Drive Growth in SAF Platform

●	XCF is advancing its long-term growth strategy with the development of its SAF production platform, beginning with the planned construction of New Rise Reno 2.

●	Bank of America has been engaged to assist XCF in structuring potential debt financing for the project.

●	XCF is positioned for growth in a rapidly expanding SAF market projected to exceed $25 billion by 2030 and $250 billion by 2050.

Houston, Texas – January 12, 2026 – XCF Global, Inc. (“XCF”) (Nasdaq: SAFX), a leading innovator in decarbonizing the aviation industry through Sustainable Aviation Fuel (“SAF”), announced today that it is evaluating financing options to support the next phase of its long-term growth strategy: the construction of its New Rise Reno 2 facility (“New Rise 2”).

If constructed, New Rise 2 is expected to enable XCF to expand its SAF and renewable fuel platform and aligns with its recently signed non-binding Memorandum of Understanding (“MOU”) with global energy and commodities group BGN INT US LLC (“BGN”). As contemplated by the MOU, subject to the negotiation of a definitive agreement, XCF and BGN intend to jointly develop global distribution, marketing, and offtake frameworks across Europe, the Middle East, and other strategic markets.

XCF has engaged Bank of America, N.A. (“Bank of America”) to assist in structuring potential debt financing, which may qualify for certain export credit agency programs. There can be no assurance that any financing transaction will be completed or on what terms.

The global SAF market is projected to exceed $25 billion by 2030, with demand expected to surpass 5.5 billion gallons, driven by regulatory mandates, airline decarbonization targets, and growing investor interest in low-carbon fuels. Longer term, the SAF market could exceed $250 billion by 2050 if decarbonization targets are achieved.

Chris Cooper, Chief Executive Officer of XCF Global, commented:

“We look forward to working with Bank of America as we evaluate a range of financing options to support the next phase of our SAF production expansion at New Rise Reno 2 and advance our broader mission to decarbonize the aviation industry. With governments and airlines worldwide raising their sustainability commitments, expanding SAF production has never been more critical. Meeting the decarbonization targets of tomorrow requires making thoughtful, strategic investments today.”

About XCF Global, Inc.

XCF Global, Inc. (“XCF”) is an emerging sustainable aviation fuel company dedicated to accelerating the aviation industry’s transition to net-zero emissions. Our flagship facility, New Rise Reno, has a permitted nameplate production capacity of 38 million gallons per year, positioning XCF as an early mover among large-scale SAF producers in North America. XCF is working to advance a pipeline of potential expansion opportunities in Nevada, North Carolina, and Florida, and to build partnerships across the energy and transportation sectors to scale SAF globally. XCF is listed on the Nasdaq Capital Market and trades under the ticker, SAFX.

To learn more, visit www.xcf.global.

Contacts

XCF Global:

C/O Camarco
XCFGlobal@camarco.co.uk

Media:

Camarco

Andrew Archer | Rosie Driscoll | Violet Wilson

XCFGlobal@camarco.co.uk

Forward-Looking Statements

This Press Release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. These forward-looking statements, including, without limitation, statements regarding XCF Global’s expectations with respect to its SAF production platform, including the planned construction of New Rise Reno 2 and the financing related thereto, estimates and forecasts of other financial and performance metrics, and projections of market opportunity and market share, are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by XCF Global and its management, are inherently uncertain and subject to material change. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) changes in domestic and foreign business, market, financial, political, and legal conditions; (2) unexpected increases in XCF Global’s expenses, including manufacturing and operating expenses and interest expenses, as a result of potential inflationary pressures, changes in interest rates and other factors; (3) the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any agreements with regard to XCF Global’s offtake arrangements; (4) the outcome of any legal proceedings that may be instituted against XCF Global or others; (5) XCF Global’s ability to regain compliance with Nasdaq’s continued listing standards and thereafter continue to meet Nasdaq’s continued listing standards; (6) XCF Global’s ability to integrate the operations of New Rise and implement its business plan on its anticipated timeline; (7) XCF Global’s ability to raise financing to fund its operations and business plan, including New Rise Reno 2, and the terms of any such financing; (8) the New Rise Reno production facility’s ability to produce the anticipated quantities of SAF without interruption or material changes to the SAF production process; (9) the New Rise Reno production facility’s ability to produce renewable diesel in commercial quantities without interruption during the ongoing SAF ramp-up process; (10) XCF Global’s ability to resolve current disputes between its New Rise subsidiary and its landlord with respect to the ground lease for the New Rise Reno facility; (11) XCF Global’s ability to resolve current disputes between its New Rise subsidiary and its primary lender with respect to loans outstanding that were used in the development of the New Rise Reno facility; (12) payment of fees, expenses and other costs related to the completion of the business combination with Focus Impact BH3 Acquisition Company (the “Business Combination”) and the New Rise acquisitions; (13) the risk of disruption to the current plans and operations of XCF Global as a result of the consummation of the Business Combination; (14) XCF Global’s ability to recognize the anticipated benefits of the Business Combination and the New Rise acquisitions, which may be affected by, among other things, competition, the ability of XCF Global to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (15) changes in applicable laws or regulations; (16) risks related to extensive regulation, compliance obligations and rigorous enforcement by federal, state, and non-U.S. governmental authorities; (17) the possibility that XCF Global may be adversely affected by other economic, business, and/or competitive factors; (18) the availability of tax credits and other federal, state or local government support; (19) risks relating to XCF Global’s and New Rise’s key intellectual property rights, including the possible infringement of their intellectual property rights by third parties; (20) the risk that XCF Global’s reporting and compliance obligations as a publicly-traded company divert management resources from business operations; (21) LOIs and MOUs may not advance to definitive agreements or commercial deployment; (22) the effects of increased costs associated with operating as a public company; and (23) various factors beyond management’s control, including general economic conditions and other risks, uncertainties and factors set forth in XCF Global’s filings with the Securities and Exchange Commission (“SEC”), including the final proxy statement/prospectus relating to the Business Combination filed with the SEC on February 6, 2025, this Press Release and other filings XCF Global made or will make with the SEC in the future. If any of the risks actually occur, either alone or in combination with other events or circumstances, or XCF Global’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that XCF Global does not presently know or that it currently believes are not material that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect XCF Global’s expectations, plans or forecasts of future events and views as of the date of this Press Release. These forward-looking statements should not be relied upon as representing XCF Global’s assessments as of any date subsequent to the date of this Press Release. Accordingly, undue reliance should not be placed upon the forward-looking statements. While XCF Global may elect to update these forward-looking statements at some point in the future, XCF Global specifically disclaims any obligation to do so.